EXHIBIT 99.1

HEADERS ARE MANUAL Developing the Urban Home December 2005

Forward Looking Statement Disclaimer Statements contained in this presentation that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Acts of 1995. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those currently anticipated due to a number of factors that include, but are not limited to, unfavorable changes in the residential and multifamily markets, the possibility that acquisitions or new developments may not achieve anticipated results, difficulties in selling existing multifamily communities, changing economic conditions, changes in interest rates, the availability of financing and/or sufficient cash flow to fund obligations and acquisitions and other risk factors as discussed in documents filed periodically by the Company with the Securities and Exchange Commission. The statements made in this presentation are made as of today, based upon information currently known to management, and the Company disclaims any duty to update such statements. 1

Tarragon Corporation - An Urban Homebuilder 2 NASDAQ listed C-corp with approximately $656 million of equity market capitalization(a) Corporate headquarters in New York City with regional offices in CT, TX and FL Projected 2005E Homebuilding Revenue (including revenue from unconsolidated subsidiaries) of $800 million in 2005 up 154% from 2004 Homebuilding Revenue projected to exceed $1 Billion in 2006 Announced Investment Division Capital Redeployment Program in March 2005 Earmarked 2,500 rental apartments for redevelopment or conversion to condominium - anticipated revenue of $395 million over the next 36 months Non-core property sales and monetization of equity in core property portfolio expected to generate over $200 million in cash and reduce consolidated debt by $370 million (a) Based on price of common stock of $20.60 as of 12/8/2005 and a fully-diluted share count of 32.3 million shares.

Tarragon Corporation - An Urban Homebuilder Projected 2005 after-tax income from continuing operations per share of $2.35 - up 90% from 2004 Projected 2006 after-tax income from continuing operations per share of at least $4.00 on homebuilding revenue of $1 Billion+. Future earnings accretion of $0.39 per share from savings realized by unsecured corporate financing vs. project-based financing 16,166 homes in active communities and development pipeline as of September 30, 2005 Core Markets include New Jersey, Florida, New York, Connecticut, Tennessee and Texas Superior homebuilding profitability with net income margin of 10.4%(a), compared with peer average of 8.2% Experienced management team with 50+% ownership (a) Margin reflects 9/30/2005 homebuilding after-tax income from continuing operations of $58.3 million and total homebuilding revenue, including revenue from unconsolidated subsidiaries, of $562.0 million. 3

Tarragon - Strong Growth and Momentum 4 2001 2002 2003 2004 2005* 4.32 5.44 8.81 11.93 20.6 Year-End Stock Price Closing bid on 12/31, adjusted for splits *as of December 8, 2005

Tarragon - Strong Growth and Momentum 5 (a) Pipeline includes future communities where Tarragon has site control through option, contract or ownership. 2002 2003 2004 2005E 2006E East 26.2 153.9 315.5 800 1000 +

Significant Growth in Homebuilding Sales 6 Value of home deliveries may differ from revenue recognized during period due to those projects accounted for under the percentage of completion method.

Significant Growth in Sales Backlog 7 Note: As of 9/30/2005, backlog was $540 million of which $131 million had been recognized under the percentage of completion method.

Our Urban Homebuilding Strategy 8 Focus on high-density, urban locations High barriers to entry Unsatisfied demand Track record in navigating complex political/entitlement process Diverse customer base reduces reliance on any one demographic segment Demand-driven approach to development with the ability to respond to multiple market segments Traditional and townhouse n Active-adult communities High-rise and mid-rise n Vacation condominiums Multifamily rental n Condominium conversions Manage development risk Bonded, fixed-price construction contracts Disciplined underwriting

Tarragon's Broad Product Mix 9

Kissimmee, FL Ft Lauderdale, FL Lake Helen, FL Apopka, FL Hypoluxo, FL Boynton Beach, FL Aventura, FL Miami Beach, FL Pompano Beach, FL Jupiter, FL Charlestown, SC Mt Pleasant, SC Deland, FL Orlando, FL Celebration, FL Jacksonville, FL Ft. Myers, FL Tampa, FL Concentration in Markets with Pent-Up Demand Operates in 7 states 10 h:/g/m/ben chen/ 2005-04-27/core market.wor Houston, TX Nashville, TN Edgewater, NJ East Hanover, NJ Hoboken, NJ Palisades Park, NJ Warwick, NY Wycoff, NJ Hartford, CT Rutherford, NJ East Haven, CT Murfreesboro, TN Sarasota, FL Lauderdale Lakes, FL Bonita Springs, FL Naples, FL Bradenton, FL

Tarragon's Broad Product Mix of Active Projects and Development Pipeline As of September 30, 2005 11 (A) Represents 41% of units and 66% of projected Sales in Active/Pipeline (B) Represents 59% of units and 34% of projected Sales in Active/Pipeline

Mid-Rise Development - Hoboken Upper Grand Official re-developer of the Hoboken Northwest Redevelopment Zone Developing seven residential projects, including one rental property, with plans to develop 1,500 additional homes in the future Projected performance(a) ($ in millions) Per Company management projections. Low income tax credit rental development. 12

Condo Conversions - Waterstreet at Celebration and Central Park at Lee Vista A townhouse and condominium conversion with 232 units located in central Celebration, FL Two-stage condominium conversion with 296 units in Orlando, FL 13 Projected performance(a) (a) (a) Developed by Tarragon as a rental property. Commenced condominium conversion in third quarter 2005.

14 Investment Division Capital Redeployment Program ($ in millions)

Anticipated Results of Capital Redeployment Program 15 (a) Exclusive of sale of "hold" properties for which conversion revenue is included in income from operations for 2005-2007. (b) HB Mean is as of 11/09/2005, represents the mean for high-yield homebuilders and includes Beazer Homes, DR Horton, Hovnanian, KB Home, Meritage, M/I Homes, Standard Pacific, Technical Olympic, WCI and William Lyon. Increase cash by over $200 million Reduce consolidated debt by $370 million Increase book equity by $160 million Potential savings by unsecured corporate financing vs. project-based financing -$0.39 per share (a)

Deep, Experienced Team of Senior Executives 16

Summary 17 Proven Urban Homebuilding Model Track Record of strong financial results Near-term earnings visibility from $540 million backlog Earnings momentum from combined 16,000+ homes in active and pipeline projects Superior margins from urban homebuilding strategy Monetization of rental portfolio to fuel the growth of homebuilding operation and strengthen company's financial position Experienced management team with 50+% ownership